Exhibit 10.51

HANSEN MEDICAL, INC.

February 22, 2010

Steven M. Van Dick

Dear Steve:

This letter (the “Agreement”) confirms the agreement between you and Hansen Medical, Inc. (the “Company”) regarding the termination of your employment with the Company.

1. Termination Date. You and the Company have agreed that you will resign from your employment with the Company effective February 28, 2010 (the “Termination Date”). Simultaneously with the execution of this Agreement, you and the Company are entering into a Consulting Agreement, a copy of which is attached as Exhibit A hereto, pursuant to which you will provide transition services to the Company (the “Consulting Agreement”).

2. Effective Date and Revocation. You have up to 21 days after you receive this Agreement to review it. You are advised to consult an attorney of your own choosing (at your own expense) before signing this Agreement. Furthermore, you have up to seven days after you sign this Agreement to revoke it. If you wish to revoke this Agreement after signing it, you may do so by delivering a letter of revocation to me. If you do not revoke this Agreement, the eighth day after the date you sign it will be the “Effective Date.” Because of the seven-day revocation period, no part of this Agreement will become effective or enforceable until the Effective Date.

3. Salary and Vacation Pay. On the Termination Date, the Company will pay you all of your salary earned through the Termination Date and all of your accrued but unused vacation time or PTO (less all applicable withholding taxes and other deductions). You acknowledge that, prior to the execution of this Agreement, you were not entitled to receive any additional money from the Company and that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement and the Consulting Agreement.

4. Severance Pay. Although you otherwise would not have been entitled to receive any severance pay from the Company, the Company will continue paying you an amount equal to your base salary for 12 months in accordance with the Company’s standard payroll procedures and less all applicable withholding taxes. These salary continuation payments will begin on the Company’s first regular payroll date after the Effective Date, and once they commence will be retroactive to the Termination Date. The aggregate amount of these severance payments is equal to $247,538 (less all applicable withholding taxes). If you breach any provision of this Agreement or the Consulting Agreement, you understand that no unpaid severance payments will be made; however, in such event this Agreement shall remain in full force and effect. The Company agrees that it will not dispute any claim for unemployment benefits that might be filed or maintained by you, however the Company will answer truthfully any questions posed to it by the EDD.

Steven M. Van Dick

February 22, 2010

5. COBRA Premiums. You will receive information about your right to continue your group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) after the Termination Date. In order to continue your coverage, you must file the required election form. If you sign this Agreement and elect to continue group health insurance coverage, then the Company will pay the monthly premium under COBRA for yourself and, if applicable, your dependents until the earliest of (a) the end of the period of 12 months following the month in which the Termination Date occurs, (b) the expiration of your continuation coverage under COBRA or (c) the first day of your eligibility to participate in a comparable group health plan maintained by a subsequent employer. You agree to notify the Company immediately if clause (c) becomes applicable. You acknowledge that you otherwise would not have been entitled to any continuation of Company-paid health insurance. In addition, within 30 days after the Effective Date, the Company will make a lump sum payment to you of $1,454.

6. Equity Awards.

(a) You hold the following options to purchase shares of the Company’s Common Stock (each, an “Option” and collectively, the “Options”): (i) options to purchase an aggregate of 41,669 shares granted on April 27, 2006 at an exercise price of $1.40 per share (the “First Option), (ii) options to purchase an aggregate of 25,000 shares granted on February 14,2007 at an exercise price of $17.08 per share (the “Second Option”), (iii) options to purchase an aggregate of 25,000 shares granted on May 6, 2008 at an exercise price of $18.94 per share (the “Third Option”), and (iv) options to purchase an aggregate of 25,000 shares granted on March 3, 2009 at an exercise price of $3.26 per share (the “Fourth Option”). As of the Termination Date, you will be vested in all of the shares subject to the First Option, 18,750 of the shares subject to the Second Option, 10,937 of the shares subject to the Third Option and 5,729 of the shares subject to the Fourth Option. In addition, you hold 5,000 fully vested restricted stock units (the “RSUs”) that will be settled in accordance with their terms by March 15, 2010.

(b) The Fourth Option will remain outstanding and continue to vest following the Termination Date in accordance with its terms while you provide services pursuant to the Consulting Agreement. In addition, if the Company terminates the Consulting Agreement prior to February 28, 2011 for any reason other than your material breach of this Agreement or the Consulting Agreement, then as of such termination you will become vested in a number of additional shares subject to the Fourth Option as though you had remained in service to the Company through February 28, 2011. The First Option will also remain outstanding in accordance with its terms while you provide services pursuant to the Consulting Agreement. The First and Fourth Options will expire in accordance with their terms upon termination of the Consulting Agreement.

Steven M. Van Dick

February 22, 2010

(c) You hereby agree that the Second and Third Options will be cancelled in their entirety (with respect to both the vested and unvested option shares) on the Termination Date. After that date, the Second and Third Options will not be exercisable for either the vested or unvested shares.

(d) Except as otherwise set f01ih herein, the Stock Option Agreements governing the Options and the Restricted Stock Unit Agreement governing the RSUs will remain in full force and effect and you agree to remain bound by those Agreements.

7. Release of All Claims. In consideration for receiving the severance benefits described in Paragraph(s) 4 and 5 above, to the fullest extent permitted by applicable law, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and all other laws and regulations relating to employment. However, this release covers only those claims that arose prior to the execution of this Agreement and only those claims that may be waived by applicable law. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement or any claim to indemnification under Section 2802 of the California Labor Code.

8. Waiver. You expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Steven M. Van Dick

February 22, 2010

9. No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.

10. Other Agreements. At all times in the future, you will remain bound by (i) the Consulting Agreement, (ii) your Proprietary Information and Inventions Agreement with the Company, which you signed on December 16, 2005, and a copy of which is attached as Exhibit B and (iii) your Indemnity Agreement with the Company dated October 2, 2006, a copy of which is attached as Exhibit C. Except as expressly provided in this Agreement, this Agreement renders null and void all prior agreements between you and the Company and constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

11. Company Property. You represent that, on or prior to the Termination Date, you will return to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company.

12. No Disparagement. You agree that you will not make any negative or disparaging statements (orally or in writing) about the Company or its stockholders, directors, officers, employees, products, services or business practices, except as required by law. The Company agrees that its officers and Board members will not make any negative or disparaging statements about you, except as required by law.

13. Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

14. Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the State of California (other than their choice-of-law provisions).

15. Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

Steven M. Van Dick

February 22, 2010

Please indicate your agreement with the above terms by signing below.

Very truly yours,

HANSEN MEDICAL, INC.

By:	/s/ Dr. Frederic H. Moll, M.D.
President & Chief Executive Officer

I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

/s/ Steven M. Van Dick
Signature of Steven M. Van Dick

Dated: 2/22/10

Exhibit A

CONSULTING AGREEMENT

Effective March 1, 2010 (“Effective Date”), Steven M. Van Dick, an individual (“Consultant”), and Hansen Medical, Inc., a Delaware corporation having a principal place of business at 800 E. Middlefield Road, Mountain View, CA 94043 (“Company”) agree as follows:

Whereas, until the Effective Date of this Agreement, Consultant was an employee of Company and served as its Vice President, Finance and Administration and Chief Financial Officer; and

Whereas, Company and Consultant have agreed that Consultant will resign from, and terminate his employment with, the Company on the Effective Date and will transition immediately into a consulting role in accordance with the terms of this Agreement;

Wherefore, Consultant and Company agree as follows:

1. Services and Payment. Consultant agrees to undertake and complete the Services, and abide by the terms, set forth in Exhibit A in accordance with and on the schedule specified in Exhibit A. As the only consideration due Consultant regarding the subject matter of this agreement (“Agreement”), Company will pay Consultant in accordance with Exhibit A.

2. Ownership Rights; Proprietary Information; Publicity.

a. Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by Consultant during the term of this Agreement that relate to the subject matter of, or arise out of, the Services or any Proprietary Information (as defined below) (collectively, “Inventions”) and Consultant will promptly disclose and provide all Inventions to Company. Consultant hereby makes all assignments necessary to accomplish the foregoing ownership. Consultant shall further assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned. Consultant hereby irrevocably designates and appoints Company as its agents and attorneys-in-fact, coupled with an interest, to act for and on Consultant’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Consultant.

b. Consultant agrees that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) Consultant develops, learns or obtains in connection with Services or that are received by or for Company in confidence, constitute “Proprietary Information.” Consultant will hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information. However, Consultant shall not be obligated under this paragraph with respect to information Consultant can document is or becomes readily publicly available without restriction through no fault of Consultant. Upon termination and as otherwise requested by Company, Consultant will promptly return to Company all items and copies containing or embodying Proprietary Information, except that Consultant may keep its personal copies of its compensation records and this Agreement. Consultant also recognizes and agrees that Consultant has no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that Consultant’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

c. As additional protection for Proprietary Information, Consultant agrees that (i) until one year after expiration or termination of this Agreement, Consultant will not directly solicit any employee or consultant of Company to leave Company for any reason, and (ii) during the period that he is providing Services to the Company, (A) Consultant shall not engage in any activity with any organization in the field of robotically controlled flexible catheters for Electrophysiology or Vascular medical procedures and Consultant will not assist any other person or organization in competing or in preparing to compete in the field of robotically controlled flexible catheters for Electrophysiology or Vascular medical procedures and (B) Consultant will not accept employment with or directly or indirectly provide any type of services for Intuitive Surgical, Inc., Corindus Inc., or Catheter Robotics, Inc. to the extent such employment or services would compete with Hansen’s present or anticipated business. Consultant will notify Company within five (5) business days if and when Consultant accepts full time employment, and shall provide the identity of the full-time employer and the time employment with that company commenced.

d. To the extent allowed by law, Section 2.a and any license to Company hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like. To the extent any of the foregoing is ineffective under applicable law, Consultant hereby provides any and all ratifications and consents necessary to accomplish the purposes of the foregoing to the extent possible. Consultant will confirm any such ratifications and consents from time to time as requested by Company. If any other person provides any Services, Consultant will obtain the foregoing ratifications, consents and authorizations from such person for Company’s exclusive benefit.

e. If any part of the Services or Inventions is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating technology or intellectual property rights owned or licensed by Consultant and not assigned hereunder, Consultant hereby grants Company and its successors a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of Company’s exercise or exploitation of the Services, Inventions, other work performed hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).

3. Warranty. Consultant warrants that: (i) the Services will be performed in a professional and workmanlike manner and that none of such Services nor any pmt of this Agreement is or will be inconsistent with any obligation Consultant may have to others; (ii) all work under this Agreement shall be Consultant’s original work and none of the Services or Inventions or any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity (including, without limitation, Consultant); and, (iii) Consultant has the full right to allow it to provide the Company with the assignments and rights provided for herein.

4. Former or Conflicting Obligations. Consultant represents and warrants to the Company that Consultant will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. Consultant represents that Consultant’s performance of services under this Agreement will not breach any agreement not to compete with others or any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to the effective date of this Agreement. Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof.

5. Termination.

a. This Agreement will automatically terminate on the last day of the term specified on Exhibit A. Prior to such date, either party may terminate this Agreement with or without cause upon notice to the other party. Upon termination, the Company shall pay Consultant all unpaid, undisputed amounts due for the Services completed prior to such termination within ten(10) business days of the date of termination.

b. Sections 2 (subject to the limitations set forth in Section 2.c) through 9 of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration. Company may communicate such obligations to any other (or potential) client or employer of Consultant.

6. Independent Contractor; No Employee Benefits. Consultant under this Agreement is an independent contractor (not an employee or other agent) solely responsible for the manner and hours in which Services are performed, is solely responsible for all taxes, withholdings, and other statutory, regulatory or contractual obligations of any sort (including, but not limited to, those relating to workers’ compensation, disability insurance, Social Security, unemployment compensation coverage, the Fair Labor Standards Act, income taxes, etc.), and is not entitled to any to participate in any employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs, subject to the exceptions explicitly set forth in Exhibit A. Consultant agrees to indemnify Company from any and all claims, damages, liability, settlement, attorneys’ fees and expenses, as incurred, on account of the foregoing or any breach of this Agreement or any other action or inaction of Consultant.

7. Assignment. This Agreement and the services contemplated hereunder are personal to Consultant and Consultant shall not have the right or ability to assign, transfer, or subcontract any obligations under this Agreement without the written consent of Company. Any attempt to do so shall be void. Company may assign its rights and obligations under this agreement in whole or part.

8. Notice. All notices under this Agreement shall be in writing, and shall be deemed given when personally delivered, or three days after being sent by prepaid certified or registered U.S. mail to the address of the party to be noticed as set forth herein or such other address as such party last provided to the other by written notice, or if sent by email, but only upon receipt of the email being acknowledged by the recipient.

If to Consultant:	The contact information appears below Consultant’s signature block.

If to Company:	Hansen Medical, Inc.
800 E. Middlefield Road
Mountain View, CA 94043
Attn: Chief Executive Officer
Tel: (650) 404·5800

9. Miscellaneous. Any breach of Section 2 or 3 will cause irreparable harm to Company for which damages would not be an adequate remedy, and therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws provisions thereof. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys fees. headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement.

Steven M. Van Dick	Hansen Medical, Inc.

/s/ Steven M. Van Dick	By	/s/ Dr. Frederic H. Moll, M.D.
Steven M. Van Dick		Dr. Frederic H. Moll, M.D.
President & Chief Executive Officer

EXHIBIT A

1. Term: Twelve (12) months from the Effective Date.

2. Reporting to the Chief Executive Officer (the “CEO”) and other executives that the CEO may designate from time to time.

3. As the only consideration for the Services provided under this Agreement, while he provides Services pursuant to this Agreement, Consultant shall continue to vest in the option to purchase 25,000 shares of the Company’s Common Stock grant to Consultant on March 3, 2009.

4. Unless specifically requested to do so, Consultant shall not speak on Company’s behalf to any third party. All inquiries to Consultant shall immediately be passed to the person to whom Consultant reports. At the Company’s discretion, approval to speak with pre-approved third patties for the completion of projects may be granted without the need to seek approval for each individual communication.

5. Expenses, including Consultant’s time, for pre-approved travel will be reimbursed by the Company.

6. “Services” means work conducted by Consultant at the request of the Company’s CEO or his delegate to facilitate transition of Consultant’s former duties as CFO and with regard to financial, accounting and administrative matters for the Company. Consultant shall make himself available to provide up to 30 hours of Services per month during the first three months of the Term and up to 10 hours of Services per month during the remainder of the Term.